Exhibit 10.1

AMENDED, RESTATED AND CONSOLIDATED PROMISSORY NOTE

$33,381,710.58	DATED: July 19, 2010

THIS AMENDED, RESTATED AND CONSOLIDATED PROMISSORY NOTE (this “Note”), dated July 19, 2010 but made effective as of July 1, 2010, (A) amends and restates the (1) Promissory Note dated as of June 1, 2009 and (2) Guaranty Note dated as of June 1, 2009 by ATLAS PIPELINE HOLDINGS, L.P., a Delaware limited partnership (“Maker”), for the benefit of ATLAS ENERGY, INC., a Delaware corporation f/k/a Atlas America, Inc. (“Payee”) and (B) consolidates other debt owed by Maker to Payee in respect of Payee’s guaranty payments under Maker’s Revolving Credit Agreement, dated as of July 26, 2006, among Maker, and the lenders and guarantors thereunder.

FOR VALUE RECEIVED, Maker promises to pay to the order of Payee Thirty Three Million Three Hundred Eighty One Thousand Seven Hundred Ten and 58/100 Dollars ($33,381,710.58), in lawful money of the United States of America, without defalcation, at the address of the Payee, or such other address as Payee may designate by written notice to Maker.

1. Interest Rate. Interest shall be payable quarterly, in arrears, on each January 1, April 1, July 1 and October 1 after the issuance of this Note (each, an “Interest Payment Date”). Interest shall accrue on the unpaid principal amount of this Note at the rate of 12% per annum provided that, prior to demand by Payee, interest shall be payable, at Maker’s option, by accruing such interest, in whole or in part, and adding it to the principal amount of this Note on the applicable Interest Payment Date. Interest on this Note shall be computed on the basis of a 360-day year composed of twelve 30-day months.

2. Prepayment. Maker shall have the right to prepay the outstanding balance hereof, in whole or in part at any time or from time to time, without notice, penalty or additional payment.

3. Events of Default. Failure of Maker to pay any principal, or any other sum, on demand or on the date such payment is due under this Note shall constitute an event of default (each, an “Event of Default”).

4. Remedies. Upon the occurrence of any Event of Default hereunder, the entire unpaid principal balance hereof, shall, at the option of the holder hereof, become immediately due and payable, without presentation, demand or further action of any kind, and Payee may forthwith exercise, singly, concurrently, successively or otherwise, any and all rights and remedies available to Payee hereunder, or otherwise available to Payee at law or in equity. The failure of the holder hereof to accelerate the outstanding principal balance hereof upon the occurrence of an Event of Default hereunder shall not constitute a waiver of such default or of the right to accelerate the full amount due hereunder at any time thereafter so long as the Event of Default remains uncured.

5. Costs and Expenses. Maker shall pay on demand all costs incurred by Payee in connection with proceedings to recover any sums due hereunder. Any such amounts not paid promptly on demand shall be added to the outstanding principal balance of this Note.

6. Severability. In the event that for any reason one or more of the provisions of this Note or their application to any person or circumstances shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall, to such extent, be held for naught as though not herein contained but shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

7. Successors and Assigns. This Note inures to the benefit of Payee, its successors and assigns, and is binding upon Maker, its successors and assigns.

8. Governing Law; Amendment. This Note shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania without regard for its conflict of law principles. This Note constitutes the entire agreement between the parties, and may not be amended, modified or changed except in writing, signed by the parties hereto.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

MAKER: ATLAS PIPELINE HOLDINGS, L.P.

By:	/s/ Eugene N. Dubay
Name:	Eugene N. Dubay
Title:	President and CEO

3